FOURTH AMENDED AND RESTATED REGULATIONS

CINCINNATI BELL INC.

(as of August 31, 2024)

ARTICLE 1

SOLE SHAREHOLDER

SECTION 1. SOLE SHAREHOLDER. Red Fiber Parent LLC, a Delaware limited liability company,

is the sole shareholder of the corporation.

SECTION 2. CLOSE CORPORATION AGREEMENT. These regulations shall be governed by Section 1701.591 of the Ohio Revised Code and shall be a close corporation agreement, as that term is defined in Section 1701.01(X) of the Ohio Revised Code.

SECTION 3. ACTS OF THE SOLE SHAREHOLDER. The sole shareholder may take actions by any written instrument without the requirement of a meeting of the shareholders. The annual meeting of shareholders of the corporation is dispensed with, unless a shareholder, by written notice to the president or secretary either by personal delivery or by mail within thirty days after the end of the most recent fiscal year of the corporation, requests that the meeting be held.

ARTICLE 2

BOARD OF DIRECTORS

SECTION 1. AUTHORITY AND QUALIFICATIONS. Except where the law, the articles or these regulations otherwise provide (including the reservation to the sole shareholder of the Reserved Matters referenced in Section 5 of this Article 2), all authority of the corporation shall be vested in and exercised by or under the direction of its directors.

SECTION 2. APPOINTMENT; CLASSIFICATION. The sole shareholder of the corporation shall have the sole right to nominate and have appointed each director of the corporation. There shall be multiple classes of directors and the sole shareholder shall have the right to classify each director. As of the date hereof, there are four classes of directors, the “A Directors”, the “I Directors”, the “M Directors”, and the “R Directors”.

SECTION 3. NUMBER; VOTES. The number of directors of the corporation, which shall not be less than nine nor more than seventeen, shall be ten until increased or decreased by the sole shareholder. The sole shareholder shall have the right to appoint less than the full number of directors constituting the board of directors and to allocate the remaining votes to directors it has appointed in its discretion. For illustrative purposes, while the board of directors remains ten, the sole shareholder may appoint five directors and allocate the votes as follows: two votes to a single A Director, one vote each to two I Directors, five votes to the M Director, and one vote to the R Director.

SECTION 4. RESIGNATION; REMOVAL. A director may resign at any time by giving at least fifteen days’ written notice to the board of directors and the sole shareholder. The resignation of a director shall take effect upon the earlier of the acceptance of such resignation by the board of directors or the expiration of such fifteen-day notice period or such later time as shall be specified in such written notice. The acceptance of any such resignation shall not be necessary to make it effective. With or without cause and at any time, a director may be removed by the sole shareholder by written notice delivered to the corporation. Such removal will be effective upon the date stated in the notice or, if no date is stated, upon delivery of notice by the sole shareholder.

SECTION 5. SHAREHOLDER RESERVED MATTERS. Each of the matters set forth on Exhibit A (the “Reserved Matters”) are reserved to the sole shareholder. Neither the board of directors nor the officers shall take any action in respect of a Reserved Matter without the prior affirmative written consent of the sole shareholder.

SECTION 6. MEETINGS.

(a)
Regular Meetings. The board of directors shall hold meetings at such times and places as are established by action of the board of directors or by the written consent of each director. The board of directors may adopt appropriate rules and regulations concerning the frequency and conduct of its meetings.
(b)
Special Meetings. A special meeting of the board of directors shall be called by a resolution passed by the affirmative vote of a majority of the voting power of the directors at the written request of at least two directors then in office.
(c)
Telephonic Meetings. Any meeting of the board of directors may be held by conference telephone call or through similar communications equipment by means of which all persons participating in the meeting can communicate with each other. Participation in a telephonic meeting held pursuant to this Section shall constitute presence in person at such meeting.
(d)
Notices. Notices of meetings of the board of directors shall state the place, date and hour of the meeting and the purpose or purposes for which the meeting is called. Notices of meetings of the board of directors shall be in writing and given by personal delivery, e-mail (with a non-automatically generated reply), or by overnight courier, not less than five nor more than twenty days before the date of the meeting. A director may waive in writing the requirements for notice before, at or after a special meeting, and attendance at such a meeting without objection by a director shall be deemed a waiver of such notice requirements. Notice of any meeting of the directors may be given only by the chair of the board, if any, the president, the secretary of the corporation, or another officer expressly authorized by action of the directors to give such notice.

(e)
Quorum. A majority of the directors who are then in office, in each instance, present in person or by proxy, shall constitute a quorum of the board of directors for purposes of conducting business. Notwithstanding the foregoing, in the event the sole shareholder has classified the directors, at least one A Director, one M Director, and one R Director must be present to have a valid quorum and conduct business. In the event the directors fail to achieve a quorum at a meeting scheduled in good faith by the corporation due to the lack of presence of at least one A Director, one M Director, and one R Director (the “Absent Class Directors”), such meeting shall be postponed by no less than two business days for two consecutive times with customary expedited notice. In the event any Absent Class Director fails to attend such rescheduled meetings, despite receiving at least two business days’ notice of such rescheduled meetings, the presence of such Absent Class Director shall not be required to constitute a quorum for such rescheduled meeting.

(f)
Approval Requirements. The directors shall act only as a board of directors and the individual directors shall have no power in their individual capacity. Subject to Section 5 and Section 6(g), actions by the board of directors shall require the affirmative vote of a majority of the voting power of the directors present in person or by telephone, and voting at a duly held meeting of the board of directors at which a quorum shall be present and acting throughout. With respect to all matters which may come before the board of directors for decision, each director shall have one vote (or such greater number as is allocated to a director pursuant to Section 3). Upon unanimous agreement of all directors of the same class and without the need for securing any proxy or similar instrument, any class of directors present at a duly convened meeting of the board of directors shall have the cumulative right to vote the number of votes held by all directors of the same class, whether or not in attendance.
(g)
Written Consents. Any action to be taken at any meeting of the board of directors may be taken without a meeting if: (i) a written copy of such action to be approved is provided at least twenty-four hours in advance to each of the directors; (ii) each of the directors is provided with a reasonable opportunity to review and discuss such action with the other directors; and (iii) such consent is signed (including by way of electronic signature) by such of the directors, including by proxy, as shall be required to authorize, approve, ratify or otherwise consent to such action under this Agreement. In the event such consent is signed by less than all of the directors, a copy of such consent shall be sent by the corporation promptly to each of the directors who did not sign the consent. In the event the sole shareholder has classified the directors, if any A Director, M Director, or R Director executes a written consent, then all of the relevant directors of the same class shall be deemed to have executed such written consent. Action taken by written consent shall be effective according to its terms when the last required director signs the consent, unless the consent specifies a different effective date, in which event the action taken shall be effective as of the date specified in the consent. A director may withdraw a consent only by delivering a written notice of such withdrawal to the board of directors prior to the time that all required consents are in the possession of the board of directors. All consents executed in accordance with this Section 5(g) shall be included in the minutes or filed with the records of the corporation.

SECTION 7. OBSERVERS. The sole shareholder shall have the right to nominate one or more individuals as observers (each, an “Observer”) to attend all meetings of the board of directors in a non- voting observer capacity and, in this respect, the board of directors shall give such representative copies of all notices, minutes, consents, and other materials that it provides to the directors at the same time and in the same manner as provided thereto; provided, that the board of directors reserves the right to (a) exclude the Observers from any executive sessions held by the board of directors and (b) withhold any information and exclude the Observers from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the corporation and its counsel.

ARTICLE 3

OFFICERS

SECTION 1. OFFICERS. The officers of the corporation to be appointed by the directors shall be a president, a secretary, a treasurer, and, if desired, one or more vice presidents and such other officers and assistant officers as the directors may from time to time appoint. Appointment of members of senior management shall be a Reserved Matter subject to Section 5 of Article 2 herein. The directors may elect a chair of the board, who must be a director. Any two or more offices may be held by the same person, but no officer shall execute, acknowledge, or verify any instrument in more than one capacity if such instrument is required by law, the articles or the regulations to be executed, acknowledged, or verified by two or more officers.

SECTION 2. TENURE OF OFFICE. The officers of the corporation shall hold office at the pleasure of the directors and need not be elected annually. Subject to Section 5 of Article 2 herein with respect to members of senior management, any officer of the corporation may be removed, either with or without cause, at any time, by action of the directors; such removal, however, shall be without prejudice to the contract rights, if any, of the person so removed.

SECTION 3. DUTIES OF OFFICERS; DELEGATION. Provided the officers shall not take any action in respect of a Reserved Matter without the prior affirmative written consent of the sole shareholder, officers shall, respectively, have such powers and perform such duties as the law, the articles, the regulations or the directors may from time to time provide. Unless otherwise provided by the directors or by the sole shareholder:

(a)
The chair of the board, if any, shall preside at all meetings of the directors.
(b)
The president: (i) shall be the chief executive officer of the corporation and shall exercise supervision over the business of the corporation; (ii) shall have the power and authority to sign all certificates evidencing shares of the corporation and all deeds, mortgages, bonds, contracts, notes and other instruments requiring the signature of the president of the corporation; and (iii) shall preside at all meetings of shareholders.
(c)
In the absence of the president or in the event of the president’s inability or refusal to act, the vice president, if any (or in the event there be more than one vice president, the vice presidents in the order designated, or in the absence of any designation, then in the order of their election), shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all restrictions upon the president. The vice presidents shall perform such other duties and have such other powers as the president may from time to time prescribe.
(d)
The secretary, or an assistant secretary, if any, in case of the absence or inability to act of the secretary, shall keep minutes of all the proceedings of the shareholders and the directors and make a proper record of the same and shall perform such other duties and have such other powers as the president may from time to time prescribe.
(e)
The treasurer, or an assistant treasurer, if any, in case of the absence or inability to act of the treasurer, shall be the chief financial officer of the corporation, shall exercise supervision over the finances of the corporation and shall perform such other duties and have such other powers as the president may from time to time prescribe.

The officers shall have such other powers and duties as may be delegated to them from time to time by the board of directors. The officers shall have the authority to manage the day-to-day affairs of the corporation under the supervision of the board of directors and shall act at all times in accordance with the instructions of the board of directors. The acts of the officers shall bind the corporation to the extent that such acts are within the scope of their authority delegated to them. The officers shall be subject at all times to the direction of the board of directors, and shall keep the board of directors informed as to material matters concerning the corporation. No officer shall perform any act in knowing contravention of these regulations, any material loan documents governing the assets or the corporation or any of its subsidiaries, or in violation of law or any governmental regulation.

SECTION 4. REMOVAL, RESIGNATION AND FILLING OF VACANCY. Subject to any

restrictions set forth in the employment agreements of the officers, and further subject to Section 5 of Article 2 herein with respect to members of senior management, the board of directors may remove any officers with or without cause at any time. Any officer may resign at any time by giving written notice to the board of directors. Any such resignation shall take effect at the date of the receipt of that notice or at such later effective time as may be specified in such notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. The board of directors may fill any vacancy created by any such removal or resignation.

SECTION 5. SALARIES OF OFFICERS. The salaries of all officers employed by the corporation shall be fixed by a resolution of the board of directors or pursuant to a written employment agreement approved by the board of directors. Salaries for all members of senior management shall be subject to Section 5 of

Article 2 herein.

SECTION 6. FIDUCIARY DUTIES OF OFFICERS. Each officer shall have the fiduciary duties to the corporation set forth in Section 1701.641 of the Ohio Revised Code.

ARTICLE 4

ANNUAL BUDGET AND LONGTERM PLAN

SECTION 1. PREPARATION. The officers shall prepare and present to the board of directors the annual budget of the corporation and its subsidiaries for each fiscal year and update the business plan of the corporation and its subsidiaries for the ten-year period commencing with such fiscal year.

SECTION 2. RECOMMENDATION. The board of directors shall by majority vote approve the recommendation of the annual budget of the corporation and its subsidiaries for each fiscal year and the updated ten-year business plan of the corporation and its subsidiaries, in each case, with such changes as required by the board of directors for approval by the sole shareholder in accordance with Section 5 of Article 2 and Section 3 of this Article 4.

SECTION 3. APPROVAL. Upon the approval of the sole shareholder in accordance with Section 5 of Article 2 the annual budget of the corporation and its subsidiaries for each fiscal year and the updated ten-year business plan of the corporation and its subsidiaries, with such changes as required by the sole shareholder for its approval, shall be the final approved budget and ten-year business plan of the corporation.

ARTICLE 5

COVERED PERSONS

SECTION 1. DEFINITION. “Covered Persons” means (a) any director, (b) the sole shareholder, (c) each officer, and (d) each officer, director, manager, shareholder (whether direct or indirect), partner, general partner, trustee, member, controlling affiliate, employee, operating partner, independent contractor, agent or representative of the sole shareholder (whether direct or indirect).

SECTION 2. LIABILITY OF COVERED PERSONS.

(a)
No Covered Person shall be liable to the corporation or any other Covered Person for mistakes of judgment or for any act or omissions suffered or taken by them, or for losses due to any such mistakes, action or inaction, except to the extent that such Covered Person has engaged in fraud, acts of willful misconduct or acts or omissions not in good faith. In addition, no Covered Person shall, solely by reason of being a Covered Person, be bound by, or be personally liable to any third Person for a judgment, decree or order of any governmental authority or in any other manner, for the expenses, liabilities or obligations of the corporation, whether arising in contract, tort or otherwise.

(b)
To the maximum extent permitted by applicable law, no Covered Person shall be liable for, and the corporation shall indemnify all of the Covered Persons against, and agrees to hold all of the Covered Persons harmless from, all liabilities and claims (including reasonable attorneys’ fees and expenses incurred in defending against any claimant seeking to impose any such liabilities and claims) against the Covered Persons, arising from the Covered Persons’ performance of their duties or otherwise relating to or arising out of such Covered Person’s affiliation or association with the corporation. The foregoing exclusion from liability and obligation to indemnify shall not apply to the extent that such Covered Person has been adjudged to have engaged in fraud, willful misconduct or acts or omissions not in good faith. Expenses incurred by any Covered Person who may have a right of indemnification under this Section 2 in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding. The corporation’s advancement obligation set forth in the preceding sentence is conditioned upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount where such Covered Person has been adjudged to have engaged in fraud, willful misconduct or acts or omissions not in good faith.
(c)
Covered Persons may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture , or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties. Covered Persons may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by them, and any action or omission suffered or taken in good faith in reliance and in accordance with the opinion or advice of any such Persons as to matters that the Covered Persons reasonably believe to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such and shall be full protection and justification with respect to the action or omission so suffered or taken unless such person had actual knowledge of facts that would materially undermine their ability to rely on such opinion or advice.
(d)
The corporation shall purchase and maintain director and officer liability insurance, on terms and in an amount approved by the board of directors, on behalf of any Covered Person, against any liability asserted against such Covered Person or incurred by such Covered Person arising out of its or his status as a Covered Person, whether or not the corporation would have the power to indemnify such Covered Person against that liability under this Section 2.
(e)
In the event that any Covered Person or former Covered Person shall, notwithstanding any provisions of the Chapter 1701 of the Ohio Revised Code to the contrary (and solely as a result of the inapplicability, or deemed inapplicability of such provision of Chapter 1701 of the Ohio Revised Code), become liable under a judgment, decree or order of a governmental authority, or in any other manner, for a debt, obligation or liability of the corporation, then the corporation shall indemnify such Covered Person or former Covered Person. The corporation shall also hold such Covered Person or former Covered Person harmless from and against any such debt, obligation or liability of such Covered Person or former Covered Person. The corporation’s obligation to indemnify and hold harmless set forth in this Section 2(e) shall include , without limitation, reasonable attorneys’ fees and expenses incurred in defending against any claimant seeking to impose any such debt, obligation or liability.
(f)
Anything contained in this Section 2 to the contrary notwithstanding, the corporation shall not indemnify an Covered Person in such Covered Person’s capacity as a director of the corporation in respect of any claim, issue or matter asserted in a proceeding by or in the right of the corporation as to which the Covered Person shall have been adjudged to be liable to the corporation for an act or omission undertaken by such Covered Person in such capacity with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation.

SECTION 3. FIDUCIARY DUTIES. To the fullest extent permitted by applicable law, no Covered Person (other than Officers to the extent set forth in Section 3 of Article 3) shall have any direct or indirect duties (including any and all fiduciary duties) or liabilities to the corporation, the sole shareholder, or any other Person. The sole shareholder acknowledges and agrees that all other duties (including any and all fiduciary duties), liabilities and rights relating to the corporation, whether by operation of law or in equity, are irrevocably waived and released by the sole shareholder and the corporation. Each Covered Person acknowledges and agrees that the duties and obligations of each Covered Person to each other and to the corporation (if applicable) are only as expressly set forth herein and each Covered Person may fully rely on the express provisions hereof in performing as such for or on behalf of the corporation.

ARTICLE 6

SHARES

SECTION 1. CERTIFICATES. The shares of the corporation shall be certificated in accordance with Section 1701. 591(L) of the Ohio Revised Code. Each certificate evidencing shares of the corporation (A) shall bear (i) the signatures of the chair of the board, the president, or a vice president, and of the secretary, an assistant secretary, the treasurer, or an assistant treasurer and (ii) such recitals as may be required by law (including the legend specified in Section 2) and (B) may bear such other recitals as are permitted by law.

SECTION 2. LEGEND. Each share certificate of the corporation shall bear the following legend :

THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A CLOSE CORPORATION AGREEMENT ENTERED INTO IN ACCORDANCE WITH SECTION 1701.591 OF THE OHIO REVISED CODE. SUCH CLOSE CORPORATION AGREEMENT IS REFLECTED IN THE REGULATIONS OF THE CORPORATION.

ARTICLE 7

SEAL

The seal of the corporation, if any, shall be in such form as the board of directors may from time to time determine.

ARTICLE 8

AMENDMENT OR REPEAL

These regulations may be amended or repealed only by the affirmative vote or consent of the sole shareholder.

EXHIBIT A

RESERVED MATTERS

•
Amendments to the articles of incorporation or these regulations, whether by merger or otherwise.
•
Material changes to the nature of the primary business of the corporation and its subsidiaries, taken as a whole.
•
Liquidation, dissolution or filing of bankruptcy of the corporation or any subsidiary.
•
Declaration by the corporation or any of its subsidiaries of dividends or distributions.
•
Change the fiscal year of, or the basis of accounting used by, the corporation or any of its subsidiaries.
•
Change the US tax entity classification of the corporation or any of its subsidiaries.
•
Appoint or remove the auditor of the corporation or any of its subsidiaries or make any material amendments to the terms of any such auditor’s engagement.
•
Modification or termination of any existing, or adoption of any new, equity incentive plan, profit sharing plan or similar program of the corporation or its subsidiaries.
•
Initial public offering of the corporation or any of its subsidiaries.
•
Compensation of any directors of the corporation or any of its subsidiaries.
•
Incurrence or guaranty of indebtedness or refinancing of the Company’s or any of its Subsidiaries’ credit facilities where pro forma net leverage on indebtedness for borrowed money (reflected as a multiple of consolidated EBITDA (determined in accordance with GAAP, adjusted for one-off items and excluding all non-recourse debt including the Company’s accounts receivable financings)) of the Company and its Subsidiaries exceeds 4.50x; except, in context of (i) a dollar-for-dollar refinancing of debt at or around maturity, (ii) a dollar-for-dollar term financing of drawn revolving debt, (iii) drawings of revolving debt to the extent that management reasonably believes that the net leverage on indebtedness for borrowed money (reflected and determined as aforesaid) will be less than 4.50x within ninety days, and (iv) the through funding of committed revolver capacity to fund approved capital expenditures.
•
Incurrence or guaranty of indebtedness or refinancing of the Company’s or any of its Subsidiaries’ credit facilities where pro forma net leverage (reflected as a multiple of consolidated EBITDA (determined in accordance with GAAP)) of the Company and its Subsidiaries exceeds 3.75x; except, in context of (i) a dollar-for-dollar refinancing of debt at or around maturity, (ii) a dollar-for-dollar term financing of drawn revolving debt, and (iii) the through funding of committed revolver capacity to fund approved capital expenditures.
•
Enter into any new markets outside of Hawaii or the Greater Cincinnati area, if (a) such new market is not covered by the Long-Term Plan of the Company and its Subsidiaries as presented and adopted at the June 27, 2023 meeting of the board of directors of CBB, (b) all such new markets since July 21, 2023 are not covered by the Company’s and its Subsidiaries’ annual plan with passings over 100,000 or (c) the aggregate passings in such market and all previous new markets since July 21, 2023 have (or would have) to be more than 400,000 homes.
•
Acquisition or divestiture of any company or business by the corporation or its subsidiaries (or series of acquisitions or divestitures), including entry into any joint venture.
•
Capital expenditures of the Company and its Subsidiaries not anticipated in the Annual Budget in excess of $25 million.
•
Termination, employment, or any change to the compensation of any member of senior management of the corporation, including issuances, allocations and repurchases of incentive units.
•
Approval of the annual budget of the corporation and its subsidiaries.
•
Approval of the long-term plan of the corporation and its subsidiaries.
•
Issuance of shares of the corporation.